NM

NovaMed

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

SEE REVERSE FOR CERTAIN DEFINITIONS

THIS IS TO CERTIFY THAT

CUSIP 66986W 10 8

is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF PAR VALUE $.01 PER SHARE

CERTIFICATE OF STOCK

NOVAMED, INC.

transferable on the books of the Corporation in person or by an attorney duly authorized in writing upon surrender of this certificate properly endorsed. A statement of the rights, preferences, privileges and restrictions granted to or imposed upon each class or series of stock and the holders thereof is available upon the request and without charge from the principal executive office of the Corporation. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile signatures of the duly authorized officers of the Corporation.

Dated:

COUNTERSIGNED AND REGISTERED:
AMERICAN STOCK TRANSFER & TRUST COMPANY
(NEW YORK, N.Y.)
TRANSFER AGENT AND REGISTRAR

BY

AUTHORIZED SIGNATURE

SECRETARY

PRESIDENT AND CHIEF EXECUTIVE OFFICER

AMERICAN BANK NOTE COMPANY
711 ARMSTRONG LANE
COLUMBIA, TENNESSEE 38401
(931) 388-3003

SALES: JAYNE DICKINSON: 708-385-9112

ETHER 7 / LIVE JOBS / N / NOVAMED / 21877 FACE

PRODUCTION COORDINATOR: MIKE PETERS: 931-490-1714
PROOF OF NOVEMBER 23, 2005
NOVAMED, INC.
TSB 21877 FACE

OPERATOR: TERESA

NEW

COLORS SELECTED FOR PRINTING: Logo is a vector image, prints in PMS 3005 and black. Intaglio prints in SC-7 dark blue.

COLOR: This proof was printed from a digital file or artwork on a graphics quality, color laser printer. It is a good representation of the color as it will appear on the final product. However, it is not an exact color rendition, and the final printed product may appear slightly different from the proof due to the difference between the dyes and printing ink.

PLEASE INITIAL THE APPROPRIATE SELECTION FOR THIS PROOF: ____ OK AS IS ____ OK WITH CHANGES ____ MAKE CHANGES AND SEND ANOTHER PROOF